[EXHIBIT 10.1]

                 EXCLUSIVE LICENSE AGREEMENT

LICENSE AGREEMENT made August 22, 2002 between Careful Sell Holding, LTD, a Bahamian corporation, Saffrey Square, Ste. 106, 55 Simpson Avenue, Nassau N.P., Bahamas (the "Licensor") and Carbon Recovery Corp., a New Jersey corporation, 8 Tallowood Drive, Medford, New Jersey, 08055 ("Licensee").

                         RECITALS:

A. The Licensor has made certain new and useful inventions embracing processes and apparatus for recycling tires through the use of proprietary technology utilizing wavelength specific microwaves and sub atmosphere reverse polymerization chambers.

B. The Licensor desires to have these inventions commercialized through the granting of an exclusive license.

C. The Licensee desires to acquire an exclusive license to commercialize such inventions and to operate and use such processes and apparatus and to make, sell, use, and otherwise dispose of products which may be processed thereunder.

Now, therefore, it is agreed as follows:

1. Exclusive License.

(a) The Licensor hereby grants to the Licensee the exclusive and worldwide right and license to commercialize, use and exploit the above described inventions; to practice the processes of recycling tires through the use of proprietary technology utilizing wavelength specific microwaves and sub atmosphere reverse polymerization chambers; to make, assemble, and use apparatus, machinery, auxiliaries, and all devices for carrying such inventions and processes into practice; and to make, use, sell, or dispose of the products of such processes and apparatus, machinery, auxiliaries, and devices (the "Process".)

(b) The Licensor hereby grants to the Licensee the right to grant sublicenses on such terms as are consistent with the provisions of this Agreement and to such sublicensees as are acceptable to the Licensor.

(c) The exclusive rights and license herein granted shall include all inventions, improvements, enhancements and modifications thereto made or conceived during the term of this Agreement which the Licensor owns or controls or hereafter owns or controls, and all patent applications and patents based on or covering the same which the Licensor now owns or controls or hereafter owns or controls.

(d) If the Licensee desires to make or cause to be made any apparatus, machinery, auxiliaries, devices, or parts therefore to exercise the rights and licenses granted to the Licensee pursuant to this Paragraph 1, then the Licensor shall provide the


        Exhibit 10.1


Licensee, or its nominees, with such blueprints and working drawings as are available to the Licensor, and all other data and information reasonably necessary for the manufacture thereof.

2. Representations by Licensor.

The Licensor represents that:

(a) Such inventions, including the Process, are secret, have not been revealed to anyone except Norman E. Lehrer P.C., patent attorney for the Licensor, and shall not be revealed to anyone during the term of the exclusive license without the prior approval of the Licensee;

(b) The Licensor is the exclusive owner of all rights to such inventions and any patent applications to be filed thereon, has the right to grant the exclusive license hereby granted; has executed no agreement in conflict herewith; and has not granted to any other person, firm, or corporation any right, license, shop-right, or privilege hereunder; and

(c) The Licensor has at no time filed, or caused to be filed, applications for patents, or obtained in their name, or caused to be obtained in the name of others, any patents in the United States or elsewhere based on or covering any of the above mentioned inventions.

3. Necessary Information and Documents.

The Licensor shall furnish to the Licensee, or to its nominees and patent attorneys, all information and documents regarding such inventions which are reasonably available to the Licensor, including the apparatus, processes, and formulae in respect thereof, to enable the Licensee to operate thereunder and to enable its attorneys to prepare and prosecute patent applications therefore; it being understood and agreed that, if so requested by the Licensor, the Licensee's attorneys shall collaborate with such other patent attorney as the Licensor may designate. The Licensor shall render to the Licensee such services in a consulting capacity as may be requested by the Licensee to instruct the Licensee, or its appointed nominees, in all operations pertaining to the industrial and commercial exploitation of the above mentioned inventions.

4. Royalties and other Consideration.

(a) The Licensee shall pay to the Licensor royalties of 5% of all net revenues derived from inventions licensed hereunder (hereinafter "net earned royalties".) Net earned revenues, as used herein, shall mean after-tax revenues as determined by the year-end audit of the Licensee.

(b) The Licensee shall at all times keep, and require all sublicensees to keep, an accurate account of the licensed operations, and shall render a full statement of the same in writing to the Licensor for each calendar quarter during the term of this Agreement, within 30 days of the end of such calendar quarter, and concurrently with the rendering of such statement


         Exhibit 10.1


pay to the Licensor the amount of net earned royalties accrued during the corresponding calendar quarter. The Licensee agrees that the Licensor shall have the right, at its own expense and not more often than once in each calendar year, to have a certified public accountant acceptable to the Licensee examine the books of the Licensee and sublicensees, if any, for the sole purpose of verifying royalty statements and net earned royalties.

(c) In addition to the royalties set forth herein, the Licensee shall issue to the Licensor, upon execution of this Agreement, 150,000 shares of Class A Convertible Preferred Stock, par value $10.00 per share with the following attributes: the Preferred Stock will receive a 6% per annum dividend; each share will be automatically convertible into 50 shares of common stock bond the fifth anniversary of issuance; and each Preferred Share has 50 votes on all matters that common shareholders may vote upon.

5. Term.

This Agreement shall remain and continue in full force and effect
on   a  continuous  basis  in  perpetuity,  but  subject  to  the following:

(a) The Licensee may at any time, upon one months' written notice to  the  Licensor,  terminate  this Agreement  and  the  licenses
granted   hereunder,  the  foregoing  being  without   prejudice,
however, to moneys due or to become due to the Licensor.

(b) If any payments are in default for 15 days after written notice is given to the Licensee either by telegram, telex, or registered mail, or if the Licensee is in default in performing any of the other terms of this Agreement and such default continues for a period of 60 days after written notice thereof is given to the Licensee, then the Licensor shall have the right to terminate this Agreement upon giving notice to the Licensee at least ten days prior to the effective date of termination, and thereupon the Agreement and the rights and licenses granted hereunder to the Licensee shall become void without prejudice to any remedy of the Licensor for the recovery of any moneys due it under this Agreement.

(c) In the event of any adjudication of bankruptcy or of insolvency under any statute for the relief of debtors or the appointment of a receiver by a court of competent jurisdiction, or the assignment for the benefit of creditors or levy of execution directly involving the Licensee, this Agreement shall thereupon terminate forthwith.

(d) Upon termination pursuant to this Paragraph 5, the Licensee shall duly account to the Licensor and transfer to it all rightswhich it may have to the patents, inventions, processes, and apparatus, and all rights to any sublicense or sublicenses which may have been granted pursuant to the terms hereof.

6. Indemnity


         Exhibit 10.1


(a) The Licensor shall, at its expense, defend the Licensee against a claim that the Process infringes a patent and/or copyright granted or registered in the United States, or in a foreign country provided such patent and/or copyright is recognized, or the judgment of which claim is enforceable, in the United States, and provided that (i) the Licensee notifies the Licensor in writing promptly but not less than thirty (30) days after the Licensee has actual notice of the claim; (ii) the Licensor has sole control of the defense and all related settlement negotiations; and (iii) the Licensee gives the Licensor information and reasonable assistance for the defense. If the Licensor fails or refuses to defend any such claim, the Licensee may assume control of the defense and the Licensor shall indemnify and hold harmless licensee for all fees, costs and expenses associated with or arising from such defense. Subject to the conditions and limitations of liability stated in this Agreement, the Licensor shall indemnify and hold harmless the Licensee, its officers, directors, employees and agents against any such claims and shall pay all costs and damages finally awarded against the Licensee by a court of law or equity, agreed to in settlement or awarded by another body or person authorized under law or contract to award such damages. This obligation shall also apply in the event the Licensor, as set forth above, fails or refuses to defend any such claim. The Licensor will not be responsible for any settlement made without its prior written consent, or for any costs, expenses or fees incurred by the Licensee without the Licensor's prior written consent.

(b) The Licensee agrees that if the Process becomes, or in Licensor's opinion is likely to become, the subject of such a claim, the Licensee will permit the Licensor, at its option and expense, either to procure the right for the Licensee to continue using the Process or to replace or modify the Process so that it becomes non-infringing. The Licensor's liability shall in no event exceed the total amount of royalties paid to the Licensor by the Licensee pursuant to this Agreement.

(c) The Licensor has no liability for any claim of patent and/or copyright infringement based upon adherence to specifications, designs or instructions furnished by the Licensee, nor for any claim based upon the combination, operation or use of the Process with products, software or data not supplied by the Licensor, nor for any claim based upon alteration of the Process unless the Licensor specifically approved the alteration or modification.

(d) This Paragraph sets forth the Licensor's entire liability for patent and/or copyright infringement related to the Process.

7. New Inventions.

If during the term of this Agreement, the Licensor, individually or collectively, makes any further improvements in such inventions or the mode of using them, or becomes the owner of any new improvements either through patents or otherwise, then the Licensor shall communicate such improvements to the Licensee and the Licensee shall have the right to include the same in this Agreement without additional compensation.


         Exhibit 10.1


8. Dispute Resolution.

The parties voluntarily agree that any dispute or claim concerning or relating to this Agreement shall be resolved by binding arbitration in Trenton, New Jersey. The parties voluntarily waive their rights to seek judicial determination of such disputes or claims. The arbitration proceedings shall be conducted in accordance with the Commercial Rules of Arbitration promulgated by the American Arbitration Association, as amended from time to time. Any dispute arising under this Agreement or with regard to its interpretation shall be submitted for arbitration to the American Arbitration Association in Trenton, New Jersey in accordance with the rules and regulations of said Association. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

9. Notice.

Any notice required under this agreement shall be addressed to the addresses set forth herein.

10. Benefit.

This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and assigns of the parties hereto; provided, however, the rights of either party hereunder shall not be assignable nor transferable, except to heirs, without the prior written consent of the other party.

11. Entire Agreement.

This Agreement and any attachments hereto constitute the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether oral or written. No modification or claimed waiver of any of the provisions hereof shall be valid unless in writing and signed by the duly authorized representative against whom such modification or waiver is sought to be enforced.

12. Other Rights.

Nothing contained in this Agreement shall be construed as conferring by implication, estoppel, or otherwise upon either party any license or other right except the licenses and rights expressly granted hereunder to that party.


         Exhibit 10.1


13. Acceptance.

Each party hereby accepts the licenses and rights granted to it by a party under this Agreement subject to all of the terms and conditions of this Agreement.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have each executed and delivered this Agreement as of the day and year first above written.

W I T N E S S E T H:

__________________________         Careful Sell Holding, LTD

__________________________         By:____________________________



_________________________          Carbon Recovery Corp.,

_________________________          By:___________________________
                                      Lois Augustine



         Exhibit 10.1